Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-290038) of Byline Bancorp, Inc. of our report dated February 28, 2025, relating to the consolidated financial statements of Byline Bancorp, Inc. (the “Company”) and the effectiveness of internal control over financial reporting of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

(formerly, Moss Adams LLP)

Portland, Oregon

October 31, 2025